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                              GOVERNANCE AGREEMENT



                                      Among



                           FORDING CANADIAN COAL TRUST

                                     - and -

                               4123212 CANADA LTD.

                                     - and -

                       SHERRITT INTERNATIONAL CORPORATION







                                February 28, 2003
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
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                                                                               PAGE
ARTICLE 1
         DEFINITIONS AND PRINCIPLES OF INTERPRETATION............................1
         1.1      Definitions....................................................1
         1.2      Interpretation and General Provisions..........................4

ARTICLE 2
         TRUSTEES AND BOARD OF DIRECTORS.........................................5
         2.1      Sherritt/OTPP Trustee Nominee..................................5
         2.2      Sherritt/OTPP Director Nominee.................................5
         2.3      No Duplication of Nominees.....................................6

ARTICLE 3
         PROCEDURAL, VOTING AND DISCLOSURE MATTERS...............................6
         3.1      Procedure......................................................6
         3.2      Voting.........................................................7
         3.3      Voting for Alternate Nominees..................................8
         3.4      Voting not Compulsory..........................................8
         3.5      Board Age Policies.............................................8
         3.6      Disclosure.....................................................8

ARTICLE 4
         RESTRICTIONS ON AMENDMENT...............................................9
         4.1      Restrictions on Amendment......................................9

ARTICLE 5
         MISCELLANEOUS...........................................................9
         5.1      Notices........................................................9
         5.2      Submission to Jurisdiction....................................11
         5.3      Liability of Trustees and Unitholders.........................11
         5.4      References to Acts Performed by the Trust or the Trustees.....11
         5.5      Ability to Set Aside Vote.....................................11
         5.6      Enforcement of Governance Agreements..........................12
         5.7      Expenses......................................................12
         5.8      Entire Agreement..............................................12
         5.9      Consequence of OTPP Ceasing to Hold Units.....................13
         5.10     Termination...................................................13

THIS AGREEMENT is made this 28th day of February, 2003.

AMONG:

                  FORDING CANADIAN COAL TRUST
                  an open-ended mutual fund trust existing under the laws of Alberta ("TRUST") - and -

                  4123212 CANADA LTD.
                  a corporation existing under the laws of Canada and a wholly owned subsidiary of the Trust ("NEW FORDING")

                                     - and -

                  SHERRITT INTERNATIONAL CORPORATION
                  a corporation existing under the laws of New Brunswick ("SHERRITT")

RECITALS:

A.       Sherritt is a Unitholder of the Trust.

B. Sherritt, the Trust and New Fording wish to enter into this Agreement to deal with certain matters relating to the governance of the Trust and New Fording.

C. Subsequent to the entering into of this Agreement, New Fording will change its name to Fording Inc.

THEREFORE, the parties agree as follows:

                                    ARTICLE 1
                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1      DEFINITIONS

For purposes of the Agreement, the following terms shall have the following meanings:

         "AGREEMENT" means this agreement, including all schedules, amendments or restatements as permitted, and references to "Article", "Section" or "Schedule" mean the specified Article, Section or Schedule of this Agreement;

         "AFFILIATE" means, with respect to any Person (other than an individual), any other Person (other than an individual) directly or indirectly controlling, controlled by, or under direct or indirect common control with the first Person, and, with respect to any Principal Unitholder, includes any Person that is jointly controlled by that Principal Unitholder together with one or more other Principal Unitholders;

         "BOARD OF DIRECTORS" means the board of directors of New Fording from time to time;



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                                     - 2 -

         "BUSINESS DAY" means a day which is not a Saturday, Sunday or a statutory holiday in the Provinces of Alberta, British Columbia and Ontario, on which the principal commercial banks in downtown Calgary, Toronto and Vancouver are generally open for the transaction of commercial banking business;

         "CBCA" means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;

         "CHAIR" and "CHIEF EXECUTIVE OFFICER" means the Person(s) holding the respective offices from time to time appointed by the Trustees;

         "CONTROLLED BY" means: A Person is controlled by another Person or by two or more other Persons if (i) such Person or Persons holds voting securities of the first Person carrying more than 50% of the votes that may be cast to elect the board of directors or other governing body of such first mentioned Person, other than for the purpose of giving collateral for bona fide debt; and (ii) the votes carried by the securities in (i) are sufficient, if exercised, to elect a majority of the board of directors or other governing body of such first mentioned Person; "CONTROL" and "CONTROLLING" have a corresponding meaning;

         "DECLARATION OF TRUST" means the declaration of trust made as of February 26, 2003, pursuant to which the Trust was established, as amended, supplemented or restated from time to time;

         "DIRECTOR" means a director of New Fording from time to time;

         "GOVERNANCE AGREEMENTS" means the four Governance Agreements to be entered into among the Trust, New Fording and, separately, each of OTPP, Sherritt, Teck and Westshore;

         "INDEPENDENT DIRECTOR" means a Director who:

         (a) is not an insider of any of the Principal Unitholders or their respective affiliates, and, with respect to a Director nominated by Sherritt and OTPP, is also not an insider of Luscar or its affiliates, so long as Sherritt and OTPP jointly or severally control Luscar;
         (b) would qualify as an "unrelated director" (as defined in the TSX Guidelines) of each of the Principal Unitholders, if the Director was a director or trustee of each of the Principal Unitholders; and
         (c) would qualify as an "unrelated director" (as defined in the TSX Guidelines) of New Fording;

         "INDEPENDENT TRUSTEE" means a Trustee who:

         (a) is not an insider of any of the Principal Unitholders or their respective affiliates, and, with respect to a Trustee nominated by Sherritt and OTPP, is also not an insider of Luscar or its affiliates, so long as Sherritt and OTPP jointly or severally control Luscar;


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                                     - 3 -

         (b) would qualify as an "unrelated director" (as defined in the TSX Guidelines) of each of the Principal Unitholders, if the Trustee was a director or trustee of each of the Principal Unitholders; and

         (c) would qualify as an "unrelated director" (as defined in the TSX Guidelines) of the Trust;

         "INSIDER" in relation to a Principal Unitholder means a director, trustee, officer or employee of that Principal Unitholder or any of its affiliates, or a director, trustee, officer or employee of any Person with a greater than 10% voting or economic interest in that Principal Unitholder, or any affiliates of that Person;

         "LUSCAR" means Luscar Ltd., a corporation existing under the laws of Alberta;

         "OTPP" means the Ontario Teachers' Pension Plan Board, a non-share capital corporation established under the laws of Ontario;

         "OTPP GOVERNANCE AGREEMENT" means the governance agreement among OTPP, the Trust and New Fording, and for greater certainty is one of the Governance Agreements;

         "PARTIES" means the parties to the Agreement and "PARTY" means any one of them;

         "PARTNERSHIP" means Fording Coal Partnership, a general partnership formed under the laws of Alberta, the initial partners of which are Fording Coal Limited, New Fording, Teck, The Quintette Coal Partnership and Teck-Bullmoose Coal Inc.

         "PERSON" means an individual, sole proprietorship, body corporate, company, partnership, firm, entity, limited partnership, joint venture, trust or unincorporated association, unincorporated syndicate, unincorporated trust, the Crown or any agency or instrumentality thereof and where the context so requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

         "PRINCIPAL UNITHOLDERS" means Teck, Westshore, Sherritt and OTPP (and their respective affiliates that own Units);

         "PROXY" has the meaning given to it in Section 3.2(b) of this Agreement;

         "PROXY DEADLINE" has the meaning given to it in Section 3.2(b) of this Agreement;

         "PROXY NOTICE" has the meaning given to it in Section 3.2(c) of this Agreement;

         "SHERRITT/OTPP DIRECTOR NOMINEE" means the individual nominated by Sherritt acting together with OTPP to serve as a Director pursuant to
         Section 2.2(a) of this Agreement;

         "SHERRITT/OTPP TRUSTEE NOMINEE" means the individual nominated by Sherritt acting together with OTPP to serve as a Trustee pursuant to
         Section 2.1(a) of this Agreement;

         "SHERRITT'S/OTPP'S OWNERSHIP PERCENTAGE" means with respect to Sherritt and OTPP, at any time, the ratio, expressed as a percentage, of:



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                                     - 4 -


                  (i) the number of Units beneficially owned by Sherritt, Luscar (so long as Sherritt jointly with OTPP or Sherritt severally controls Luscar), OTPP and their affiliates, to

                  (ii)     the total number of Units then outstanding;

         "TECK" means Teck Cominco Limited, a corporation existing under the laws of Canada;

         "TRUSTEE" means the trustees or trustee of the Trust from time to time;

         "TSX GUIDELINES" means the corporate governance guidelines of the Toronto Stock Exchange, as amended from time to time;

         "UNIT" means a unit of the Trust;

         "UNITHOLDERS" means the registered holders from time to time of the Units; and

         "WESTSHORE" means Westshore Terminals Income Fund, an open-ended mutual fund existing under the laws of British Columbia.

1.2      INTERPRETATION AND GENERAL PROVISIONS

         (a) CONSENT -- Whenever a provision of the Agreement requires an approval or consent by a Party and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

         (b) GOVERNING LAW -- The Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable in the Province of Alberta.

         (c) HEADINGS -- Headings of the Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of the Agreement.

         (d) INCLUDING -- Where the words "including" or "includes" are used in the Agreement, it means "including (or includes) without limitation".

         (e) NO STRICT CONSTRUCTION -- The language used in the Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

         (f) NUMBER AND GENDER -- Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

         (g) TIME -- Time is of the essence in the performance of the Parties' respective obligations.



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                                     - 5 -


         (h) ASSIGNMENT -- No Party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of each of the other Parties, such consent not to be unreasonably withheld.

         (i) ENUREMENT -- This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

         (j) FURTHER ASSURANCES -- The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by the Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of the Agreement and carry out its provisions.

         (k) EXECUTION AND DELIVERY -- This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.

                                    ARTICLE 2
                         TRUSTEES AND BOARD OF DIRECTORS

2.1      SHERRITT/OTPP TRUSTEE NOMINEE

         (a) Subject to Section 3.2(d), Sherritt acting together with OTPP shall be entitled to nominate one individual (the "Sherritt/OTPP Trustee Nominee") for election as a Trustee at each meeting of Unitholders at which Trustees are elected, provided that (i) no person nominated by Sherritt and/or OTPP is then serving as a Trustee for a term extending beyond such meeting; (ii) Sherritt's/OTPP's Ownership Percentage is at least 4.5%; (iii) the nominee shall be eligible under the Declaration of Trust to serve as a Trustee; and (iv) the nominee must be an Independent Trustee.

         (b) Subject to Section 3.2(d), the Trust shall cause the Sherritt/OTPP Trustee Nominee to be included in the slate of nominees proposed by the Trustees to the Unitholders for election as Trustees at each meeting of the Unitholders where Trustees are to be elected by Unitholders, provided that (i) Sherritt acting together with OTPP continues to be entitled to a nominee; (ii) no nominee of Sherritt and OTPP is then serving as a Trustee for a term extending beyond such meeting; and (iii) the nominee is an Independent Trustee.

         (c) Subject to Section 3.2(d), the Trust shall use reasonable efforts to cause the election of the Sherritt/OTPP Trustee Nominee, including soliciting proxies in favour of the election of the Sherritt/OTPP Trustee Nominee.

2.2      SHERRITT/OTPP DIRECTOR NOMINEE

         (a) Subject to Section 3.2(d), Sherritt acting together with OTPP shall be entitled to nominate one individual (the "Sherritt/OTPP Director Nominee") for approval as

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                                     - 6 -


                  a Director at each meeting of Unitholders at which proposed Directors are to be approved, provided that (i) no person nominated by Sherritt and/or OTPP is then serving as a Director for a term extending beyond such meeting; (ii) Sherritt's/OTPP's Ownership Percentage is at least 4.5%; (iii) the nominee shall be eligible under the articles of incorporation and by-laws governing New Fording and the CBCA to serve as a Director; (iv) the nominee must be an Independent Director; and (v) the nominee is not the same person as the Sherritt/OTPP Trustee Nominee.

         (b) Subject to Section 3.2(d), the Trust shall cause the Sherritt/OTPP Director Nominee to be included in the slate of nominees proposed by the Board of Directors to the Unitholders for approval as Directors at each meeting of the Unitholders where Directors are to be approved by Unitholders, provided that (i) Sherritt acting together with OTPP continues to be entitled to a nominee; (ii) no nominee of Sherritt and OTPP is then serving as a Director for a term extending beyond such meeting; (iii) the nominee is an Independent Director; and
                  (iv) the nominee is not the same person as the Sherritt/OTPP Trustee Nominee.

         (c) Subject to Section 3.2(d), the Trust shall use all reasonable efforts to cause the election of the Sherritt/OTPP Director Nominee, including soliciting proxies in favour of the election of the Sherritt/OTPP Director Nominee.

2.3      NO DUPLICATION OF NOMINEES

For greater certainty, the right to nominate a Trustee and Director under the OTPP Governance Agreement shall not be in addition to the right to nominate the Sherritt/OTPP Director Nominee and the Sherritt/OTPP Trustee Nominee as provided for herein, and that in total, provided that the terms of this Agreement and the OTPP Governance Agreement are complied with, Sherritt acting together with OTPP are entitled to nominate one Director and one Trustee.

                                    ARTICLE 3
                    PROCEDURAL, VOTING AND DISCLOSURE MATTERS

3.1      PROCEDURE

         (a) Sherritt acting together with OTPP (until such time it ceases to hold Units) shall advise the Trust, and the Trust shall forthwith advise the other Principal Unitholders, of the Sherritt/OTPP Trustee Nominee and the Sherritt/OTPP Director Nominee at least 50 days prior to any meeting at which Trustees and/or Directors are to be elected or approved by the Unitholders, or within 10 days of being notified of the record date for such meeting if such record date is within 60 days of such meeting.

         (b) If Sherritt acting together with OTPP does not advise the Trust of the Sherritt/OTPP Trustee Nominee and the Sherritt/OTPP Director Nominee prior to the deadline, then Sherritt and OTPP will be deemed to have nominated its incumbent nominee.

         (c) Upon request by the Trust, Sherritt shall promptly provide the Trust with a statutory declaration stating the number of Units beneficially owned by Sherritt and its affiliates as at the record date referred to in Section 3.1(a).

3.2      VOTING

         (a) Subject to Section 3.3 and 3.4, Sherritt shall vote its Units in favour of all of the persons nominated by the Trust or the Board of Directors for election as Trustees and approval as Directors, respectively, provided that:

                  (i) the Trust is in compliance with its obligations under this Agreement to nominate the Sherritt/OTPP Trustee Nominee and the Sherritt/OTPP Director Nominee; and

                  (ii) if elected or approved, the Trustees and the Directors nominated by the Trust will meet the requirements of the Declaration of Trust relating to the eligibility and the composition of the Trustees and the articles of incorporation and by-laws of New Fording and the CBCA relating to the eligibility and composition of the Board of Directors.

         (b)      Sherritt shall deliver a proxy to the Trust that complies with
                  Section 3.2(a) (the "Proxy") at least ten days prior to any meeting of Unitholders at which the election of Trustees is to be considered (the "Proxy Deadline").

         (c) If the Trust does not receive the Proxy at least 15 days before such meeting, the Trust shall provide notice to Sherritt and to OTPP substantially in the form attached as Schedule "A" (the "Proxy Notice") that it has not received the Proxy, provided however that the Trust will not be liable to any Person for any costs, damages or expenses which may be incurred as a result of its failure to provide such notice.

         (d) If Sherritt does not deliver the Proxy by the later of the Proxy Deadline and two business days after delivery of a Proxy Notice or if, at or prior to a meeting of Unitholders at which the election of Trustees or the appointment of Directors is to be considered, Sherritt revokes its Proxy or OTPP does not comply with this similar provision in the OTPP Governance Agreement or otherwise vote against the Trustees or Directors nominated in accordance with this Section 3.2, then:

                  (i) the Trust and the Board of Directors may withdraw the Sherritt/OTPP Trustee Nominee and the Sherritt/OTPP Director Nominee, respectively, from the slate of nominees proposed by the Trustees and the Trust may cease soliciting proxies in favour of the Sherritt/OTPP Trustee Nominee and Sherritt/OTPP Director Nominee and instead include an additional Independent Trustee and an additional Independent Director as nominees for election as a Trustee or approval as a Director as the case may be; and

                  (ii) Sherritt and OTPP shall no longer be entitled to nominate a Trustee or a Director under this Agreement or under the OTPP Governance Agreement;



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                                     - 8 -

                  and for greater certainty, neither the Trust nor New Fording shall have any remedy against Sherritt and the sole consequence of a breach of this Section 3.2 shall be as set out in Section 3.2(d)(ii).

3.3      VOTING FOR ALTERNATE NOMINEES

From and after the time at which Section 3.2(d) first applies, if Sherritt chooses to vote its Units in respect of the election of Trustees or approval of Directors at any meeting of Unitholders at which Trustees and/or Directors are to be elected or approved by the Unitholders, then Sherritt may vote for the then current Chairman and Chief Executive Officer of the Trust and/or New Fording, if such person would otherwise be an Independent Trustee or Independent Director, as the case may be, but for the holding of such positions, and in any event Sherritt must vote in favour of a slate composed of: (i) the nominees for Director(s) and Trustee(s) that have been proposed by all of the other Principal Unitholders then entitled to nominate a Trustee and Director under their respective Governance Agreement; and (ii) in respect of the remaining vacancies, such nominees for Directors or Trustees as Sherritt determines, provided that all such nominees must qualify as Independent Directors and Independent Trustees, as the case may be.

3.4      VOTING NOT COMPULSORY

Notwithstanding any other provision of this Agreement, but subject to the consequences set out in Section 3.2(d), Sherritt shall not be obligated to vote its Units in respect of the election of Trustees or the approval of Directors. However, if Sherritt chooses to vote its Units in respect of the election of Trustees or the approval of Directors, it must do so in accordance with Section
3.2 or Section 3.3, as may then be applicable.

3.5      BOARD AGE POLICIES

Any nominations of Sherritt acting together with OTPP to serve as a Director or Trustee, as the case may be, whether as the Sherritt/OTPP Director Nominee, the Sherritt/OTPP Trustee Nominee or otherwise, shall be made in compliance with the then current policy of the Board of Directors or of the Trustees, as the case may be, with respect to the age of a Director or Trustee, as the case may be, provided that, for greater certainty, the Directors and Trustees appointed as of the date hereof have been grandfathered under such policy.

3.6      DISCLOSURE

Within a reasonable time prior to the filing with the applicable Canadian, provincial and territorial securities commissions and regulatory authorities of its proxy statement or information circular with respect to each meeting of Unitholders at which Trustees are to be elected or Directors are to be approved, the Trust shall provide Sherritt with a reasonable opportunity to review and comment on the information contained in such proxy statement or information circular applicable to the Sherritt/OTPP Trustee Nominee and the Sherritt/OTPP Director Nominee.



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                                     - 9 -


                                    ARTICLE 4
                            RESTRICTIONS ON AMENDMENT

4.1      RESTRICTIONS ON AMENDMENT

None of the Parties to this Agreement (including, for greater certainty, the Trust and the Trustees) will propose or vote for or cause any amendment, modification or change to the following provisions of the Declaration of Trust or the articles of incorporation and by-laws of New Fording:

         (a)      the definitions of "Independent Director" or "Independent
                  Trustee";

         (b) any qualification to act as a Director or Trustee or as Chair or Chief Executive Officer; and

         (c) sections 3.8 (Special Approval Matters), 3.9 (Restrictions on Trustees' Powers), 8.2 (Audit Committee), 8.3 (Governance Committee) and 8.4 (Additional Committees) of the Declaration of Trust and the equivalent sections in the articles of incorporation and by-laws of New Fording;

without the prior written approval of the Trust, New Fording (in the case of changes to the articles of incorporation and by-laws of New Fording) and all other Persons who are parties to a Governance Agreement which is then outstanding.

                                    ARTICLE 5
                                  MISCELLANEOUS

5.1      NOTICES

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a "Notice") shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile, with or without copies by e-mail (provided it is understood that e-mail shall not be a form of delivery or transmission):

         (a)      in the case of a Notice to the Trust or New Fording at:

                  Fording Inc.
                  Suite 1000
                  205 - Ninth Avenue S.E.
                  Calgary, Alberta T2G 0R4

                  Attention:        James F. Jones
                  Fax:              (403) 264-7339
                  E-mail:           jim_jones@fording.ca



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                                     - 10 -

                  with a copy to:

                  Osler, Hoskin & Harcourt LLP
                  1900, 333 -- 7th Avenue S.W.
                  Calgary, Alberta  T2P 2Z1

                  Attention:        Frank J. Turner
                  Fax:              (403) 260-7017
                  E-mail:           fturner@osler.com

         (b)      in the case of a Notice to Sherritt at:

                  1133 Yonge Street
                  Toronto, Ontario  M4T 2Y7

                  Attention:        General Counsel and Chief Financial Officer
                  Fax:              (416) 935-2284
                  E-mail:           singram@sherritt.com and
                                    jwaheed@sherritt.com

                  with a copy to:

                  Ontario Teachers' Pension Plan Board
                  5650 Yonge Street
                  Toronto, Ontario  M2M 4H5

                  Attention:        Senior Vice-President, Global Equities and
                                    to General Counsel
                  Fax:              (416) 730-5143
                  E-mail:           Brian_Gibson@otpp.com

                  and with a copy to:

                  Torys LLP
                  Suite 3000
                  Maritime Life Tower
                  TD Centre
                  Toronto, Ontario  M5K 1N2

                  Attention:            Geoffrey Creighton
                  Fax:                  (416) 865-7380
                  E-mail:               gcreighton@torys.com

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a business day prior to 5:00 p.m. local time in the place of delivery or receipt or transmission. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a business day then the Notice shall be deemed to have been given and received on the next business day.



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                                     - 11 -


Any party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section.

5.2      SUBMISSION TO JURISDICTION

Any and all disputes arising under this Agreement, whether as to interpretation, performance or otherwise, shall be subject to the exclusive jurisdiction of the courts of the Province of Alberta and each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of such province.

5.3      LIABILITY OF TRUSTEES AND UNITHOLDERS

The Parties hereto acknowledge that the Trustees are entering into this Agreement solely in their capacity as Trustees on behalf of the Trust and the obligations of the Trust hereunder shall not be personally binding upon the Trustees or any of the Unitholders of the Trust and that any recourse against the Trust, the Trustees or any Unitholder in any manner in respect of any indebtedness, obligation or liability of the Trust arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, if any, including without limitation claims based on negligence or otherwise tortious behaviour, shall be limited to, and satisfied only out of, the Trust's assets.

5.4      REFERENCES TO ACTS PERFORMED BY THE TRUST OR THE TRUSTEES

For greater certainty, where any reference is made in this Agreement to:

         (a) an act to be performed by the Trust or to rights of the Trust, such reference shall be construed and applied for all purposes to refer to an act to be performed by the Trustees on behalf of the Trust or by some other Person duly authorized to do so by the Trustees or pursuant to the provisions hereof, or to rights of the Trustees, in their capacity as Trustees of the Trust, as the case may be;

         (b) actions, rights or obligations of the Trustees, such reference shall be construed and applied for all purposes to refer to actions, rights or obligations of the Trustees in their capacity as Trustees of the Trust, and not in any other capacities; and

         (c) Sherritt, such reference shall include references to any affiliate of Sherritt that holds Units, and Sherritt shall ensure that any actions to be taken or obligations to be fulfilled by it under this Agreement shall be taken or fulfilled by such affiliate, and such affiliate shall be entitled to exercise Sherritt's rights under this Agreement, in each case to the extent applicable and necessary to give effect to Sherritt's rights and obligations under this Agreement.

5.5      ABILITY TO SET ASIDE VOTE

The Parties acknowledge and agree that an award of money damages would be inadequate for any breach by Sherritt of Section 3.3, if applicable, if Sherritt chooses to vote its Units in respect of the election of Trustees or the approval of Directors and any such breach would cause the Trust, New Fording or a party to another Governance Agreement irreparable harm. Accordingly, the Parties agree that, as the sole remedy hereunder, in the event that Sherritt proposes to vote or votes its Units in respect of the election of Trustees or approval of Directors in a manner that would breach or breaches Section 3.3, as the case may be, the Trust or New Fording, as the case may be, will be entitled to equitable relief, including injunctive relief or, a declaration as to its right to disregard the votes cast by Sherritt in respect of the election of Trustees or the approval of Directors in determining which Trustees were elected and which Directors were approved, or the right to set aside the entire vote if it is reasonable to do so under the circumstances. For greater certainty, such relief cannot be contrary to the provisions of Section 3.4 and cannot obligate Sherritt to vote in any manner for Trustees or Directors or remove its right to vote either in accordance with this Agreement in the future or on any other matters on which it is entitled to vote.

5.6      ENFORCEMENT OF GOVERNANCE AGREEMENTS

Upon written request of Sherritt, and upon Sherritt's full and complete current indemnification of the Trust and/or New Fording, as the case may be, of all of the Trust's or New Fording's costs and expenses, including legal fees, costs and expenses, reasonable charges for the time of Directors, Trustees, officers or employees and costs incurred for services under the administrative services agreements between the Trust and the Partnership or New Fording and the Partnership in relation to the action on a full cost recovery basis, the Trust or New Fording, as the case may be, shall seek to enforce Sections 3.3 and/or
5.5 of any of the other Governance Agreements if the Principal Unitholder which is a party to such Governance Agreement chooses to vote its Units in respect of the election of Trustees or the approval of Directors in breach of Section 3.3 of such Governance Agreement, as may be applicable. Such indemnity payments shall be reimbursed to Sherritt to the extent that costs and expenses are recovered by the Trust or New Fording from the party against whom such action is taken.

5.7      EXPENSES

Sherritt shall pay to the Trust or New Fording as applicable, and indemnify the Trust and New Fording, as applicable, against all of the reasonable legal fees, costs and expenses on a full cost recovery basis incurred by either of them in connection with all actions against Sherritt in connection with the enforcement by either the Trust or New Fording of any of their respective rights or benefits conferred pursuant to or derived from this Agreement.

5.8      ENTIRE AGREEMENT

This Agreement, the Declaration of Trust and the articles of incorporation and by-laws of New Fording constitute the entire agreement between the Parties and set out all of the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

5.9      CONSEQUENCE OF OTPP CEASING TO HOLD UNITS

Notwithstanding any other provision of this Agreement, in the event of the termination of the OTPP Governance Agreement, Sherritt shall not be required to act together with OTPP hereunder and all references as to joint action with OTPP and all references to OTPP Units shall be deemed to be deleted, and Sherritt acting alone will be entitled to exercise its rights hereunder.

5.10     TERMINATION

This Agreement shall terminate at the earlier of (i) such time that Sherritt's/OTPP's Ownership Percentage is less than 4.5%; or (ii) Sherritt ceases to hold any Units, other than through a sale of Units to OTPP in circumstances in which Sherritt and OTPP would be considered to be acting jointly and in concert with respect to the Trust.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

                                   FORDING CANADIAN COAL TRUST,
                                   by its authorized signatories for and on behalf of its Trustees


                                   By: /s/ MICHAEL A. GRANDIN
                                       --------------------------------------
                                          Name: Michael A. Grandin
                                          Title:   Authorized Signatory


                                   By:
                                       --------------------------------------
                                          Name:
                                          Title: Authorized Signatory


                                   4123212 CANADA LTD.


                                   By: /s/ JAMES F. JONES
                                       --------------------------------------
                                          Name: James F. Jones
                                          Title: Corporate Secretary


                                   SHERRITT INTERNATIONAL
                                   CORPORATION

                                   By:   /s/ Samuel W. Ingram
                                         --------------------------------
                                         Name: Samuel W. Ingram
                                         Title: Senior Vice-President and
                                         General Counsel

                                   SCHEDULE A

                      NOTICE RESPECTING SUBMITTING OF PROXY
                         FOR FORDING CANADIAN COAL TRUST

TO:               SHERRITT INTERNATIONAL CORPORATION ("Sherritt")

COPY TO:          ONTARIO TEACHERS' PENSION PLAN BOARD

AND TO:           TORYS LLP

FROM:             FORDING CANADIAN COAL TRUST (the "Trust")

FOR IMMEDIATE ACTION. REQUEST FOR PROXY PURSUANT TO THE GOVERNANCE AGREEMENT AMONG SHERRITT, THE TRUST AND 4123212 CANADA LTD. ("NEW FORDING") DATED FEBRUARY 28, 2003 (THE "GOVERNANCE AGREEMENT").

Notice is hereby given to you by the Trust that your proxy for the upcoming meeting (the "Meeting") of Unitholders of the Trust to be held on - has not been received by the Trust. The proxy provides for your vote in favour of the Trustees of the Trust and approval of the Directors of New Fording, each of which have been nominated to stand for election or approval by the Unitholders, as the case may be, at the Meeting.

The failure to comply with this Notice by - shall entitle the Trust to withdraw your nominee from the slate of nominees recommended by the Trustees and the Board of Directors to the Unitholders for election as Trustees or approval as Directors, as the case may be, and shall entitle the Trust and the Board of Directors, as the case may be, instead to include an additional Independent Trustee and Independent Director as a nominee.

Defined terms used in this Notice which are not otherwise defined shall have the meaning given to them in the Governance Agreement.